EXHIBIT 99 Media Contact: April Spearman, Dave & Buster’s 214-904-2201 April_Spearman@daveandbusters.com

FOR IMMEDIATE RELEASE

Dave & Buster’s Names Dolf Berle as
New President & COO

DALLAS – January 19, 2011 – Dave & Buster's Inc, the innovator in restaurant/entertainment, has named Dolf Berle president and chief operating officer.  Berle was most recently executive vice president of hospitality for ClubCorp USA, the nation’s largest operator of private clubs. Prior to that, he served as president of Lucky Strike Entertainment, LLC, an upscale bowling concept as well as chief operating officer of House of Blues Entertainment, Inc., the premier chain of live music venues.

“The strong blend of food, beverage and entertainment brands that Dolf has helped lead and grow, makes him a perfect fit for our business”, said Steve King, chief executive officer of Dave & Buster’s.  “These experiences, combined with his passion for excellence and developing people make him a great addition to the Dave & Buster’s team.”

"We believe Dolf's well-rounded background and skill set will enable him to be a major contributor to the company's future success.  His track record of leadership and expertise in the entertainment and food and beverage industries will be invaluable as we continue to emphasize the customer experience and grow Dave & Buster's unique, category defining-concept," said Tyler Wolfram, chairman of Dave & Buster's and partner at Oak Hill Capital Partners.

About Dave & Buster’s
Dave & Buster's was founded in 1982 and is headquartered in Dallas, Texas. Dave & Buster's now operates 57 large venue, high-volume restaurant/entertainment complexes throughout the United States that offer a food and fun-filled experience to adults and families. The exciting environment of the Dave & Buster's complex contributes to each guest's experience and also provides the perfect setting for corporate and group events.

Each Dave & Buster's offers an impressive selection of high-quality food and beverage items, combined with an extensive array of interactive entertainment attractions such as pocket billiards, shuffleboard, state-of the-art simulators, virtual reality and traditional carnival-style amusements and games of skill. Dave & Buster's emphasizes high levels of guest service in an upscale atmosphere to create casual, yet sophisticated, ideal playing conditions. www.daveandbusters.com

In May 2010, Oak Hill Capital Partners and the Dave & Buster's management team formed a partnership to acquire Dave & Buster's.  Oak Hill Capital Partners is a private equity firm with more than $8.2 billion of committed capital from leading entrepreneurs, endowments, foundations, corporations, pension funds and global financial institutions.  Robert M. Bass is the lead investor.  Over a period of more than 24 years, the professionals at Oak Hill Capital Partners and its predecessors have invested in more than 60 significant private equity transactions.   Oak Hill Capital Partners is one of several Oak Hill partnerships, each of which has a dedicated and independent management team.  These Oak Hill partnerships comprise over $30 billion of investment capital across multiple asset classes.  For more information about Oak Hill Capital Partners, visit www.oakhillcapital.com.

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